EXHIBIT 10.47

                                  FORM OF

                     RESTRICTED STOCK AWARD AGREEMENT

                         Epoch Holding Corporation
                        640 Fifth Avenue, 18th Floor
                            New York, NY  10019

                               212-303-7200

Date

Employee
Address 1
Address 2
City, State, Zip


Plan:     2004 Omnibus Long-Term Incentive Compensation Plan

Effective ____________, you have been granted __________ shares (the "Award Shares") of Epoch Holding Corporation's (the "Company") Common Stock.

Initially, you will be vested in twelve and one-half percent (12.5%) of your Award Shares. Subject to the terms and restrictions detailed below, the remaining Award Shares will vest over the next three years (the "Restriction Period") pursuant to the following schedule:

           Shares            Percent          Vesting Date
           ______            _______          ____________

             (#)              12.5%
             (#)              12.5%
             (#)              25.0%
             (#)              50.0%

Terms and Restrictions:

     (i) During the Restriction Period, you shall have all of the rights of a shareholder, including the right to vote the total Award Shares and the right to receive dividends thereon, if any dividends are paid. Award Shares which are not vested may not be sold, transferred, pledged, hypothecated, margined or otherwise encumbered.

     (ii) In the event that your employment is terminated during the Restriction Period, any Award Shares that are subject to any restrictions at time will be forfeited.

     (iii) Award Shares subject to vesting restrictions will be evidenced by Certificates of Stock that will bear appropriate legend referring to terms, conditions and restrictions or forfeitures. Certificates of stock containing such legend will remain in the possession of the Company. Upon the lifting of restrictions at each vesting period, the Company will issue shares to you with the restricted legend removed.

Taxes:

     (i) You are responsible for payment of federal, state, local and any other taxes on the unrestricted shares. The Company retains the authority to withhold and pay monies from your salary on any portion of the Award Shares when taxes are due. This authority may also include the ability of the Company to withhold or receive shares of stock from the Award in order to make cash payments to the necessary taxing authorities.

     (ii) Under Section 83(b) of the Internal Revenue Service Code, you have the option to elect to pay taxes on the full value of your award without regard to the vesting schedule. Pursuant to Section 83(b) and related Internal Revenue Service regulations applicable to restricted property, you have 30 days from the effective date of this Award to notify the Company of your election to be taxed under Section 83(b). Otherwise, the Company will withhold and pay taxes to the regulatory agencies per the vesting schedule.

The Company has no obligation, and takes no responsibility for, advising you as to how you choose your Award Shares to be taxed. Each individual's taxes may be personal and unique. Therefore, if you require additional assistance on your tax alternatives, the Company urges you to seek outside professional advice.

By your signature and the Company's signature below, you and the Company agree that these Award Shares are granted under and governed by the terms and conditions of the Company's 2004 Long-Term Incentive Compensation Plan which is attached and made a part of this document.

__________________________________
William W. Priest
Chief Executive Officer


__________________________________
(Employee)